Exhibit 99.1

Antero Resources Reports First Quarter 2011 Results, Amends Credit Facility and Delivers Operating Update

Highlights:

•                  Net production averaged 173 MMcfed, up 47% over the prior-year quarter

•                  Consolidated EBITDAX was $65 million, up 25% over the prior-year quarter

•                  Current net production 212 MMcfed combined — 106 MMcfd net from the Marcellus alone

•                  7 Antero operated drilling rigs currently running in core areas

•                  Bank borrowing base recently raised to $900 million, a $350 million increase

•                  Natural gas hedges increased by 17% to 439 Bcfe through 2015 at $5.93 NYMEX-equivalent

Denver, Colorado, May 16, 2011—Antero Resources today released its first quarter 2011 results. Those financial statements are included in Antero Resources Finance Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, which has been filed with the Securities and Exchange Commission.

Recent Developments

On May 12, 2011, Antero entered into an amended and extended credit facility with its bank group comprised of 13 banks led by J.P. Morgan and Wells Fargo.  The amended $1.5 billion revolving credit facility was increased from $1.0 billion previously, and has a borrowing base of $900 million with lender commitments of $750 million.  The facility maturity has been extended to May 2016.  The borrowing base redetermination resulted in a $200 million increase in Antero’s bank commitments and a $350 million increase in the borrowing base.  The $750 million commitment can be expanded up to the full $900 million borrowing base, if needed, upon bank approval.

Financial Results

Average natural gas prices before hedges decreased 23% from the prior-year quarter to $4.16 per Mcf.  Additionally, due to lower hedged prices in 2011 relative to 2010, average realized gas prices including hedges declined by 7% to $6.17 per Mcf.  Average realized NGL prices decreased by 11% to $44.38 per barrel while averaged realized oil prices increased by 20% to $79.60 per barrel.  Average gas-equivalent prices, including NGLs, oil and hedges, also declined 7% to $6.31 per Mcfe.  For the quarter, Antero realized natural gas hedging gains of $29 million, or $1.88 per Mcfe.  Production for the quarter increased 47%, more than offsetting the decrease in realized prices, resulting in net revenue growth of 31% from the first quarter of 2010 to $98 million (including cash-settled derivatives but excluding unrealized derivative gains and losses).

Reported GAAP earnings resulted in a net loss of $59 million, including a non-cash $77 million unrealized loss on commodity derivatives as natural gas prices improved from the prior quarter.  Excluding the unrealized loss on commodity derivatives, non-GAAP earnings were $18 million for the quarter.

Driven by a 31% increase in revenues, cash flow from operations before changes in working capital, a non-GAAP measure, increased 28% from the prior-year quarter to $47 million.  EBITDAX of $65 million for the first quarter of 2011 was 25% higher than the prior-year quarter also due primarily to a 47% increase in natural gas production.

Net production for the quarter totaled 15.6 Bcfe, comprised of 14.6 Bcf of gas, 126,000 barrels of NGLs and 32,000 barrels of oil, representing a 15% sequential increase over the fourth quarter of 2010 and a 47% increase over the first quarter of 2010.  Net daily production averaged 173 MMcfed for the first quarter, a record high for Antero, and was comprised of 162 MMcfd of natural gas (94%), 1,398 Bbl/d of NGLs (5%) and 353 Bbl/d of crude oil (1%).  Net NGL production decreased 6% over the first quarter of 2010, which included NGLs generated by processing third party gas in the Arkoma Woodford.  As a result of the gas processing agreement effective January 1, 2011 in the Piceance Basin, Antero has replaced most of the third party NGL production lost by the sale of the Arkoma midstream assets.

Per unit cash production costs (lease operating, gathering, compression and transportation, and production tax) for the first quarter 2011 were $1.77 per Mcfe, a 2% increase from the prior year quarter but a 3% improvement over the previous quarter.  Per unit depreciation, depletion and amortization expense decreased 34% from the prior year quarter to $2.16 per Mcfe, driven by reserve increases.  On a per Mcfe basis, general and administrative expense for the first quarter 2011 was $0.40 per Mcfe, a 9% decrease from the first quarter of 2010, primarily driven by a 47% increase in gas-equivalent production.

As of today, from the beginning of the second quarter of 2011 through the end of 2015, Antero has hedged 439 Bcfe using fixed price swaps at an average NYMEX-equivalent price of $5.93 per MMBtu.  Approximately 84% of estimated production for the last nine months of 2011 is hedged at a NYMEX-equivalent price of $5.88 per MMBtu.  Over 60% of 2012 estimated production is hedged at a NYMEX-equivalent price of $5.94 per MMBtu.   Virtually all of Antero’s financial hedges are tied to the local basin.  For presentation purposes, these basin prices are converted by Antero to NYMEX-equivalent prices using current basis differentials in the over-the-counter futures market.  Antero has nine different counterparties to its hedge contracts, all but one of which are lenders in the Company’s bank credit facility.

Antero Operations

Antero’s current gross operated production is 236 MMcfd or approximately 212 MMcfed net, including non-operated production, NGLs and oil.  During the first three months of 2011, Antero completed 15 gross operated wells (13 net wells) and currently has 35 gross operated wells (28 net wells) in various stages of drilling, completion, waiting on completion or pipeline.

Marcellus Shale—Antero is operating five drilling rigs in the Marcellus Shale play, all of which are drilling in northern West Virginia.  The Company has 143 MMcfd of gross operated production of which 97% is coming from 37 horizontal wells, resulting in 106 MMcfd of net production.  An additional estimated 30 MMcfd of gross operated deliverability is waiting on the completion of pipeline and facilities construction.  Antero expects to alleviate the takeaway issue by June when the Jarvisville Lateral is completed as a southerly extension to the Bobcat Lateral and 46 MMcfd of compression capacity is commissioned at a new third party-owned compressor station.  The Tichenal Lateral, a southerly extension to the Jarvisville Lateral, is expected to be completed in August which will add another 46 MMcfd of compression capacity to the system.  Antero has nine additional horizontal wells either completing or waiting on completion.

Antero has 171,000 net acres in the Appalachian Basin Marcellus Shale play of which only 8% was classified as proved at year-end.

Woodford Shale—Antero is operating one drilling rig in the Arkoma Woodford Shale play. The Company has 57 MMcfd of gross operated production from 125 operated horizontal wells online and 66 MMcfd of net production including net non-operated production. Antero has one operated horizontal Woodford well in the process of completing.  In addition, we have one non-operated well drilling with a 19% working interest on our Arkoma acreage.

Antero has 70,000 net acres in the Arkoma Woodford Shale play.

Piceance Basin—Antero has one operated drilling rig running in the Piceance Basin.  Our gross operated production in the Piceance is currently 36 MMcfd (33 MMcfed net including 1 MMcfed of non-operated production) from 173 wells online.  Antero has 3 Mesaverde wells currently in the process of completing and 13 Mesaverde wells waiting on completion in its Gravel Trend rich gas area.

Antero has 64,000 net acres in the Piceance.

Fayetteville Shale—Antero has one non-operated Fayetteville Shale well drilling with a 14% working interest. The Company has 7 MMcfd of net production and 5,000 net acres in the Fayetteville Shale play.

Capital Expenditures

Antero’s capital budget for 2011 is $559 million and includes $452 million for drilling and completion, $65 million for leasehold acquisitions and $42 million for the construction of gathering pipelines and facilities.  Approximately 73% of the budget is allocated to the Marcellus Shale, 14% is allocated to the Woodford Shale and Fayetteville Shale and 13% is allocated to the Piceance Basin.  During 2011, Antero plans to operate five drilling rigs in the Marcellus Shale, one drilling rig in the Woodford Shale and one drilling rig in the Piceance Basin.  The capital budget is expected to be funded internally from operating cash flow and through the use of the undrawn capacity under Antero’s bank credit facility.  At March 31, 2011 pro forma for the bank commitment increase discussed above, Antero had $561 million of available borrowing capacity under its bank credit facility.  Antero also anticipates closing on an $8 million non-core upstream asset divestiture in the second quarter of 2011, the proceeds of which will also be used to fund the capital budget.

Non-GAAP Financial Measures

Cash flow from operations before changes in working capital as presented in this release represents net cash provided by operations before changes in working capital and exploration expense. Cash flow from operations before changes in working capital is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt. Cash flow from operations before changes in working capital is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry. In turn, many investors use this published research in making investment decisions. Cash flow from operations before changes in working capital is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operations, investing, or financing activities, as an indicator of cash flows, or as a measure of liquidity. The following table reconciles net cash provided by operating activities to cash flow from operations before changes in working capital as used in this release:

	Three Months Ended March 31,
	2010	2011
Net cash provided by operating activities	$51,989	$70,167
Net change in working capital	(15,533)	(23,552)
Cash flow from operations before changes in working capital	$36,456	$46,615

EBITDAX is a non-GAAP financial measure that we define as net income before interest expense and other income or expense, taxes, impairments, depletion, depreciation, amortization, exploration expense, unrealized hedge gains or losses, gain or loss on sale, franchise taxes and noncontrolling interest.  EBITDAX, as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. EBITDAX should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. EBITDAX provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax position. EBITDAX does not represent funds available for discretionary use because those funds are required for debt service, capital expenditures, working capital, and other commitments and obligations. However, our management team believes EBITDAX is useful to an investor in evaluating our operating performance because this measure is widely used by investors in the natural gas and oil industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating structure; and is used by our management team for various purposes, including as a measure of operating performance, in presentations to our board of directors, as a basis for strategic planning and forecasting and by our lenders pursuant to a covenant under our senior secured revolving credit facility.  EBITDAX is also used as a measure of operating performance pursuant to a covenant under the indenture governing our 9.375% senior notes.

There are significant limitations to using EBITDAX as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations of different companies and the different methods of calculating EBITDAX reported by different companies. The following table represents a reconciliation of our net income to EBITDAX for the three months ended March 31, 2010 and 2011:

	Three Months Ended March 31,
	2010	2011
Net income (loss) attributable to Antero members	$87,605	$(58,935)
Unrealized loss (gain) on commodity derivative contracts	(98,812)	77,266
Interest expense and other	14,894	15,148
Provision (benefit) for income taxes	11,318	(8,422)
Depreciation, depletion, amortization and accretion	33,069	33,765
Impairment of unproved properties	2,262	2,318
Exploration expense	1,352	3,129
Other	37	366
EBITDAX	$51,725	$64,635

The cash prices realized for oil, NGLs and natural gas production including the amounts realized on cash settled derivatives is a critical component in the Company’s performance tracked by investors and professional research analysts in valuing, comparing, rating and providing investment recommendations and forecasts of companies in the oil and gas exploration and production industry. In turn, many investors use this published research in making investment decisions. Due to the GAAP disclosures of various hedging and derivative transactions, such information is now reported in various lines of the income statement.

Antero Resources is an independent oil and natural gas company engaged in the acquisition, development and production of unconventional natural gas properties primarily located in the Appalachian Basin in West Virginia and Pennsylvania, the Arkoma Basin in Oklahoma and the Piceance Basin in Colorado.  Our website is www.anteroresources.com.  This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

For more information, contact Chad Green, Finance Manager, at (303) 357-7339 or cgreen@anteroresources.com.

ANTERO RESOURCES LLC

Consolidated Balance Sheets

December 31, 2010 and March 31, 2011

(In thousands)

	2010	2011
Assets
Current assets:
Cash and cash equivalents	$8,988	—
Accounts receivable — trade, net of allowance for doubtful accounts of $272 and $181 in 2010 and 2011, respectively	26,371	26,817
Accrued revenue	29,468	29,086
Prepaid expenses	7,087	9,590
Derivative instruments	82,960	76,656
Inventories	2,031	2,176
Total current assets	156,905	144,325
Property and equipment:
Natural gas properties, at cost (successful efforts method):
Unproved properties	737,358	737,481
Producing properties	1,762,206	1,867,002
Gathering systems and facilities	85,404	95,092
Other property and equipment	5,975	6,387
	2,590,943	2,705,962
Less accumulated depletion, depreciation, and amortization	(431,181)	(464,850)
Property and equipment, net	2,159,762	2,241,112
Derivative instruments	147,417	76,455
Other assets, net	22,203	21,528
Total assets	$2,486,287	2,483,420

ANTERO RESOURCES LLC

Consolidated Balance Sheets

December 31, 2010 and March 31, 2011

(In thousands)

	2010	2011
Liabilities and Equity
Current liabilities:
Accounts payable	$82,436	92,896
Accrued expenses	21,746	36,883
Revenue distributions payable	29,917	29,643
Advances from joint interest owners	1,478	1,044
Derivative instruments	4,212	2,165
Deferred income tax liability	12,694	11,782
Total current liabilities	152,483	174,413
Long-term liabilities:
Bank credit facility	100,000	170,000
Senior notes	527,632	527,556
Long-term note	25,000	25,000
Asset retirement obligations	5,374	5,589
Deferred income tax liability	77,489	69,979
Other long-term liabilities	3,322	3,271
Total liabilities	891,300	975,808
Equity:
Members’ equity	1,489,806	1,461,366
Accumulated earnings	105,181	46,246
Total equity	1,594,987	1,507,612
Total liabilities and equity	$2,486,287	2,483,420

ANTERO RESOURCES LLC

Consolidated Statements of Operations

Three Months Ended March 31, 2010 and 2011

(In thousands)

	2010	2011
Revenue:
Natural gas sales	$51,727	60,858
Natural gas liquids sales	2,225	5,585
Oil sales	2,114	2,528
Realized and unrealized gains (losses) on commodity derivative instruments (including unrealized gains (losses) of $98,812 and $(77,266) in 2010 and 2011, respectively	111,083	(48,028)
Gas gathering and processing revenue	6,413	—
Total revenue	173,562	20,943
Operating expenses:
Lease operating expenses	4,598	7,301
Gathering, compression and transportation	10,141	17,150
Production taxes	2,670	3,128
Exploration expenses	1,352	3,129
Impairment of unproved properties	2,262	2,318
Depletion, depreciation and amortization	32,996	33,669
Accretion of asset retirement obligations	73	96
General and administrative	4,412	6,361
Total operating expenses	58,504	73,152
Operating income (loss)	115,058	(52,209)
Other income (expense):
Interest expense	(13,292)	(15,053)
Realized and unrealized gains (losses) on interest derivative instruments, net (including unrealized gains of $1,525 and $2,046 in 2010 and 2011, respectively	(1,602)	(95)
Total other income (expense)	(14,894)	(15,148)
Income (loss) before income taxes	100,164	(67,357)
Income tax (expense) benefit	(11,318)	8,422
Net income (loss)	88,846	(58,935)
Noncontrolling interest in net loss (income) of consolidated subsidiary	(1,241)	—
Net income (loss) attributable to Antero equity owners	$87,605	(58,935)

ANTERO RESOURCES LLC

Consolidated Statements of Cash Flows

Three Months Ended March 31, 2010 and 2011

(In thousands)

	2010	2011
Cash flows from operating activities:
Net income (loss)	$88,846	(58,935)
Adjustment to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, and amortization	32,996	33,669
Dry hole costs	374	1,964
Impairment of unproved properties	2,262	2,318
Accretion of asset retirement obligations	73	96
Accretion of bond discount (premium), net	(81)	(76)
Amortization and write-off of deferred financing costs	1,005	782
Unrealized (gains) losses on derivative instruments, net	(100,337)	75,219
Deferred taxes	11,318	(8,422)
Changes in current assets and liabilities:
Accounts receivable	3,464	(447)
Accrued revenue	(5,128)	382
Other current assets	36	(2,648)
Accounts payable	848	11,838
Accrued expenses	13,161	15,135
Revenue distributions payable	2,921	(274)
Advances from joint interest owners	231	(434)
Net cash provided by operating activities	51,989	70,167
Cash flows from investing activities:
Additions to unproved properties	(5,801)	(6,069)
Drilling costs	(57,023)	(104,402)
Additions to gathering systems and facilities	(2,809)	(9,688)
Additions to other property and equipment	(172)	(412)
Increase in other assets	(184)	(107)
Net cash used in investing activities	(65,989)	(120,678)
Cash flows from financing activities:
Issuance of senior notes	156,000	—
Borrowings on bank credit facility	—	70,000
Payments on bank credit facility	(142,080)	—
Payments of deferred financing costs	(4,243)	—
Distribution to members	—	(28,440)
Other	(32)	(37)
Net cash provided by financing activities	9,645	41,523
Net increase in cash and cash equivalents	(4,355)	(8,988)
Cash and cash equivalents, beginning of year	10,669	8,988
Cash and cash equivalents, end of year	$6,314	—
Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$4,306	1,468
Supplemental disclosure of noncash investing activities:
Changes in accounts payable for additions to properties, systems and facilities	$9,585	(1,378)

Results of Operations

Three Months Ended March 31, 2010 Compared to Three Months Ended March 31, 2011

The following table sets forth selected operating data for the three months ended March 31, 2010 compared to the three months ended March 31, 2011:

	Three Months Ended March 31,		Amount of Increase	Percent
	2010	2011	(Decrease)	Change
	(in thousands, except per unit and production data)
Operating revenues:
Natural gas sales	$51,727	$60,858	$9,131	18%
Natural gas liquids sales	2,225	5,585	3,360	151%
Oil sales	2,114	2,528	414	20%
Realized commodity derivative gains	12,271	29,238	16,967	138%
Unrealized commodity derivative gains (losses)	98,812	(77,266)	(176,078)	*
Gathering and processing	6,413	—	(6,413)	(100)%
Total operating revenues	173,562	20,943	(152,619)	(88)%
Operating expenses:
Lease operating expense	4,598	7,301	2,703	59%
Gathering, compression and transportation	10,141	17,150	7,009	69%
Production taxes	2,670	3,128	458	17%
Exploration expense	1,352	3,129	1,777	131%
Impairment of unproved properties	2,262	2,318	56	2%
Depletion depreciation and amortization	32,996	33,669	673	2%
Accretion of asset retirement obligations	73	96	23	32%
Expenses related to business acquisition	—	195	195	*
General and administrative	4,412	6,166	1,754	40%
Total operating expenses	58,504	73,152	14,648	25%
Operating income (loss)	115,058	(52,209)	(167,267)	*
Other income (expense):
Interest expense	(13,292)	(15,053)	(1,761)	(13)%
Realized interest rate derivative losses	(3,127)	(2,141)	986	(32)%
Unrealized interest rate derivative gains	1,525	2,046	521	34%
Total other expense	(14,894)	(15,148)	(254)	(2)%
Income (loss) before income taxes	100,164	(67,357)	(167,521)	*
Deferred income tax (expense) benefit	(11,318)	8,422	19,740	*
Net income (loss)	88,846	(58,935)	(147,781)	*
Non-controlling interest in net income of consolidated subsidiary	(1,241)	—	1,241	(100)%
Net income (loss) attributable to Antero members	$87,605	$(58,935)	$(146,540)	*
Production data:
Natural gas (Bcf)	10	15	5	50%
Oil (MBbl)	32	32	—	—%
NGLs (MBbl)	134	126	(8)	(6)%
Combined (Bcfe)	11	16	5	47%
Daily combined production (MMcfe/d)	118	173	55	47%
Average prices before effects of hedges:
Natural gas (per Mcf)	$5.39	$4.16	$(1.23)	(23)%
Natural gas liquids (per Bbl)	49.89	44.38	(5.51)	(11)%
Oil (per Bbl)	$66.27	$79.60	$13.33	20%
Combined (per Mcfe)	$5.57	$4.43	$(1.14)	(20)%
Average realized prices after effects of hedges:
Natural gas (per Mcf)	$6.66	$6.17	$(0.49)	(7)%
Natural gas liquids (per Bbl)	49.89	44.38	(5.51)	(11)%
Oil (per Bbl)	$66.27	$74.94	$8.67	13%
Combined (per Mcfe)	$6.79	$6.31	$(0.48)	(7)%
Average Costs (per Mcfe):
Lease operating costs	$0.46	$0.47	$0.01	2%
Gathering, compression and transportation	$1.01	$1.10	$0.09	9%
Production taxes	$0.27	$0.20	$(0.07)	(26)%
Depletion, depreciation amortization and accretion	$3.28	$2.16	$(1.12)	(34)%
General and administrative	$0.44	$0.40	$(0.04)	(9)%